Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-8 (File No. 333-180778) and Form S-3 (333-189196) of Erickson Air-Crane Incorporated of our report dated March 22, 2013, on the consolidated financial statements of Evergreen Helicopters, Inc. and subsidiaries (EHI), which expresses an unqualified opinion and includes an emphasis of matter paragraph describing uncertainty as to the ultimate outcome and the impact of continuing defaults on debt obligations of EHI and debt obligations guaranteed by EHI, which report appears in this Form 8-K/A.

/s/ GHP HORWATH, P.C.

Denver, Colorado

July 18, 2013